Exhibit 99.2
GTT
Unaudited Pro Forma Condensed Consolidated Financial Information
Introduction
On December 16, 2009, Global Telecom & Technology, Inc. (“GTT”) completed the acquisition of WBS Connect LLC (“WBS”). Based in Denver, Colorado, WBS provides high bandwidth IP and wide area networking services to over 400 customers worldwide. The acquisition of WBS will expand the portfolio of IP transit and Ethernet services GTT offers. Additionally, GTT will add WBS’s network infrastructure assets with over 60 points of presence in major North American, Asian and European metro centers.
Under the terms of the agreement, the total consideration consists of 500,780 shares of GTT common stock to be issued over 18 months after the transaction closes, $1.1 million in cash, $0.3 million in seller notes, an earn-out contingency, and the assumption of WBS liabilities and working capital. The shares of GTT common stock to be issued in the transaction have an estimated fair value as of December 16, 2009 equal to approximately $0.5 million. Additionally, the Sellers entered into employment agreements with GTT. The purchase price of approximately $10.1 million has been allocated to the tangible and identifiable intangible assets acquired and liabilities assumed on the basis of their estimated fair values.
The unaudited pro forma condensed combined balance sheet combines (i) the historical consolidated balance sheets of GTT and WBS, giving effect to the acquisition as if it had been consummated on September 30, 2009 and (ii) the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2009 and for the year ended December 31, 2008, giving effect to the acquisition as if it had occurred on January 1, 2009 and 2008, respectively.
The historical consolidated financial statements of WBS and GTT have been prepared in accordance with U.S. generally accepted accounting principles. The historical consolidated financial information has been adjusted to give effect to pro forma events that are (i) directly attributable to the merger, (ii) factually supportable, and (iii) with respect to the statement of operations, expected to have a continuing impact on the combined results. Intercompany transactions have not been eliminated as the preliminary estimates are not material to the unaudited pro forma condensed combined financial statements.
The unaudited pro forma condensed combined financial statements are not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed at the dates indicated. It may be necessary to further reclassify WBS’s consolidated financial statements to conform to those classifications that are determined by the combined company to be most appropriate. While some reclassifications of prior periods have been included in the unaudited pro forma condensed combined financial statements, further reclassifications may be necessary.
The unaudited pro forma condensed combined financial statements were prepared using the purchase method of accounting with GTT treated as the acquiring entity. Accordingly, consideration paid by GTT to complete the merger with WBS has been allocated to WBS’s assets and liabilities based upon their estimated fair values as of the date of completion of the merger.
The pro forma purchase price adjustments are preliminary, subject to further adjustments as additional information becomes available and as additional analyses are performed and have been made solely for the purpose of providing the unaudited pro forma condensed combined financial information presented below. GTT estimated the fair value of WBS’s assets and liabilities based on discussions with WBS’s management, due diligence and information presented in financial statements. There can be no assurance that the final determination will not result in material changes. GTT expects to incur significant costs associated with integrating GTT’s and WBS’s businesses. The unaudited pro forma condensed combined financial statements do not reflect the cost of any integration activities or benefits that may result from synergies that may be derived from any integration activities. In addition, the unaudited pro forma combined consolidated financial statements do not reflect one-time fees and expenses of approximately $0.6 million payable by GTT as a result of the merger.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF SEPTEMBER 30, 2009

			Pro Forma
	GTT	WBS	Adjustments		Combined

ASSETS
Current assets:
Cash and cash equivalents	$5,878,600	$40,230	$(3,568,319	)(f)	$6,350,511
			4,000,000	(e)
Accounts receivable, net	6,334,304	2,677,245	—		9,011,549
Deferred contract costs	1,142,499	2,052,544	(288,890	)(o)	2,906,153
Prepaid expenses and other current assets	579,697	225,804	—		805,501

Total current assets	13,935,100	4,995,823	142,791		19,073,714
Property and equipment, net	1,047,859	1,135,968	—		2,183,827
Intangible assets, net	3,048,999	—	4,800,000	(k)	7,848,999
Deferred contract costs, less current portion	—	86,928	(86,928	)(o)	—
Other assets	406,525	34,503	—		441,028
Deferred Income Taxes	—	—	204,778	(n)	204,778
Goodwill	22,000,000	—	5,059,726	(i)	27,059,726

Total assets	$40,438,483	$6,253,222	$10,120,367		$56,812,072

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,419,718	$6,600,982	$—		$14,020,700
Accrued expenses — related party	—	148,225	—		148,225
Accrued expenses and other current liabilities	6,135,235	1,649,583	324,728	(g)	8,098,264
			(11,282	)(j)
Capital lease, current portion, net	—	324,728	(324,728	)(g)	—
Term loan	—	277,778	(277,778	)(j)	—
Line of credit	—	1,489,368	(1,489,368	)(j)	4,000,000
			4,000,000	(e)
Promissory note, current portion	—	246,191	(246,191	)(j)	—
Deferred revenue	3,834,392	2,827,982	(453,644	)(o)	6,208,730

Total current liabilities	17,389,345	13,564,837	1,521,737		32,475,919
Long-term debt	8,795,713				8,795,713
Capital lease, less current portion	—	334,363	(334,363	)(g)	—
Promissory note other, less current portion	—	462,700	(462,700	)(j)	—
Deferred revenue and other long-term liabilities	1,770,337	145,451	334,363	(g)	2,131,352
			(118,799	)(o)
Earnout Liability	—	—	100,000	(d)	100,000
Promissory Note	—	—	250,000	(l)	250,000

Total liabilities	27,955,395	14,507,351	1,290,238		43,752,984

Commitments and contingencies

Stockholders’ equity:

Common stock, par value $.0001 per share, 80,000,000 shares authorized, 15,385,955 shares issued and outstanding as of September 30, 2009	2	—	—		2
Members’ deficit		(8,254,129)	8,254,129	(h)	—
Additional paid-in capital	58,004,166	—	576,000	(m)	58,580,166
Accumulated deficit	(45,285,282)	—	—		(45,285,282)
Accumulated other comprehensive income	(235,798)	—	—		(235,798)

Total stockholders’ equity	12,483,088	(8,254,129)	8,830,129		13,059,088

Total liabilities and stockholders’ equity	$40,438,483	$6,253,222	$10,120,367		$56,812,072

See accompanying notes to the unaudited pro forma condensed consolidated financial statements.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2008

			Pro Forma
	GTT	WBS	Adjustments		Combined

Revenue:
Telecommunications services sold	$66,973,964	$26,058,882	$—		$93,032,846

Operating expenses:
Cost of telecommunications services provided	47,567,476	20,466,380	—		68,033,856
Selling, general and administrative expense	18,225,763	6,956,006	—		25,181,769
Impairment of goodwill and intangibles	41,854,162	—	—		41,854,162
Loss on sale of assets	—	106,489	—		106,489
Settlement Expense	—	1,233,435	—		1,233,435
Depreciation and amortization	2,210,726	534,782	975,000	(b)	3,720,508

Total operating expenses	109,858,127	29,297,092	975,000		140,130,219

Operating loss	(42,884,163)	(3,238,210)	(975,000)		(47,097,373)

Other income (expense):
Interest income (expense), net	(780,752)	(183,057)	(52,943	)(a)	(1,016,752)
Other income	—	238,821	—		238,821

Total other income (expense)	(780,752)	55,764	(52,943)		(777,931)

Loss before income taxes	(43,664,915)	(3,182,446)	(1,027,943)		(47,875,304)

Benefit from income taxes	(1,290,822)	—	(76,494	)(c)	(1,367,316)

Net loss	$(42,374,093)	$(3,182,446)	$(951,449)		$(46,507,988)

Net loss per share — basic and diluted	$(2.85)				$(3.13)

Weighted average shares — basic and diluted	14,863,658				14,863,658

See accompanying notes to the unaudited pro forma condensed consolidated financial statements

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2009

			Pro Forma
	GTT	WBS	Adjustments		Combined

Revenue:
Telecommunications services sold	$47,868,000	$20,751,899	$—		$68,619,899

Operating expenses:
Cost of telecommunications services provided	34,369,000	16,112,410	—		50,481,410
Selling, general and administrative expense	10,941,000	5,434,345	—		16,375,345
Depreciation and amortization	1,347,000	470,301	731,250	(b)	2,548,551

Total operating expenses	46,657,000	22,017,056	731,250		69,405,306

Operating loss	1,211,000	(1,265,157)	(731,250)		(785,407)

Other income (expense):
Interest income (expense), net	(651,000)	(289,735)	112,735	(a)	(828,000)
Other income (expense), net	89,000	78,571	—		167,571

Total other income (expense)	(562,000)	(211,164)	112,735		(660,429)

Loss before income taxes	649,000	(1,476,321)	(618,515)		(1,445,836)

Benefit from income taxes	(19,000)	—	(11,811	)(c)	(30,811)

Net income (loss)	$668,000	$(1,476,321)	$(606,704)		$(1,415,025)

Net loss per share — basic	$0.04				$(0.09)
Net loss per share — diluted	$0.04				$(0.09)

Weighted average shares — basic	15,235,459				15,235,459
Weighted average shares — diluted	15,405,377				15,235,459
See accompanying notes to the unaudited pro forma condensed consolidated financial statements.

GTT
Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements
Note 1. Basis of Presentation
The accompanying unaudited pro forma condensed combined financial statements present the pro forma condensed consolidated financial position and results of operations of the combined company based upon the historical financial statements of GTT and WBS, after giving effect to the acquisition and adjustments described in these footnotes, and are intended to reflect the impact of the merger on GTT.
The accompanying unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and do not give effect to any cost savings, revenue synergies or restructuring costs which may result from the integration of our and WBS’s operations.
The unaudited pro forma condensed combined balance sheet reflects the acquisition as if it has been consummated on September 30, 2009 and includes pro forma adjustments for our preliminary valuations of certain intangible assets. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2009 and for the year ended December 31, 2008, giving effect to the acquisition as if it had occurred on January 1, 2009 and 2008, respectively.
The pro forma condensed combined balance sheet has been adjusted to reflect the preliminary allocation of the purchase price to identifiable net assets acquired and the excess purchase price to goodwill. The purchase price allocation included within these unaudited pro forma condensed combined financial statements is based upon a purchase price of approximately $10.1 million.
The preliminary consideration is as presented in the following table. The value of GTT common stock to be issued following the transaction is valued based on the closing price of GTT’s common stock at September 30, 2009 of $1.15 per share. Contingent earn out consideration issued in the transaction is recognized at fair value as of September 30, 2009.

As of September 30,
2009
Purchase Price:
Cash consideration paid at closing	$1,050,000
WBS debt extinguished by GTT at closing, including accrued interest and other fees	2,518,319

Total cash consideration	3,568,319

Net liabilities acquired	5,570,185
GTT common shares, to be issued over 18 months following the transaction	576,000
Earn out consideration	100,000
Promissory note issued to former WBS owners	250,000

Total consideration	$10,064,504

Purchase Price Allocation:
Non-compete agreement	$300,000
Customer Relationships	4,500,000
Deferred Tax Asset	204,778
Goodwill	5,059,726

Total consideration	$10,064,504

Upon completion of the fair value assessment after the merger, we anticipate that the estimated purchase price and its allocation will differ from that outlined above primarily due to changes in assets and liabilities between the date of the preliminary assessment and that of closing.
The identifiable intangible assets acquired were valued based on a preliminary valuation and consists of non-compete agreements and customer relationships. Identifiable intangible assets are amortized using estimated useful lives ranging from 4 to 5 years. Upon completion of the fair value assessment after the merger, we anticipate that the ultimate price allocation will differ from the preliminary assessment outlined above. Any changes to the initial estimates of the fair value of the assets and liabilities will be recorded as adjustments to those assets and liabilities and residual amounts will be allocated to goodwill.
Note 2. Pro Forma Adjustments
a.	GTT drew $4.0 million on their existing line of credit to extinguish WBS debt and cover additional cash needs involved in the transaction. As a result, this adjustment reflects the reduction of WBS interest expense as a result of GTT’s payoff of WBS debt as of the beginning of the period, offset by additional debt incurred by GTT on their line of credit.

	Year Ended December	Nine Months Ended
	31, 2008	September 30, 2009
Additional GTT Debt	4,000,000	4,000,000
Effective Annual Interest Rate	5.90%	5.90%

Estimated GTT Interest Expense	236,000	177,000

Less: WBS Interest Expense on extinguished debt	(183,057)	(289,735)

Interest Expense Adjustment	52,943	(112,735)

b.	Reflect additional amortization expense related to acquired intangibles as of the beginning of the period.

c.	Reflect additional income tax provision as a result of the WBS acquisition.

d.	Earnout liability recognized in the transaction, measured at fair value as of September 30, 2009.

e.	Reflect additional debt of $4.0 million incurred by GTT on their existing line of credit to extinguish WBS debt and cover additional cash needs involved in the transaction (see Note j, below).

f.	Cash consideration paid in the transaction includes $1.1 million paid to the WBS owners and $2.5 million in WBS debt extinguishment (see Note j, below).

g.	Reclassify WBS’s liabilities to conform with GTT’s presentation.

h.	Eliminate the historical members’ deficit accounts of WBS at September 30, 2009

i.	Residual goodwill created from the merger (See Note 1).

j.	WBS debt amounts extinguished by GTT in the transaction, including the related interest expense. Debt amounts extinguished include the following paydowns.

Line of Credit	$1,489,368
Term Loan	$277,778
Promissory Note	$708,891
Interest Expense	$11,282
k.	Intangible assets recognized in the transaction. Intangible assets include non-compete agreements of $0.3 million and customer relationships of $4.5 million.

l.	Promissory notes issued to the former WBS members in the transaction, measured at fair value as of September 30, 2009.

m.	Reflect the future issuance commitment of 500,780 shares of our common stock valued at $1.15 per share, the closing price of GTT’s common stock on September 30, 2009.

n.	Deferred tax asset related to restructuring costs recognized in the transaction.

o.	Write-off of deferred revenue and contract costs related to non-recurring services. Remaining deferred revenue and contract costs as of September 30, 2009 relates to a legal performance obligation assumed by GTT.